SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EQUUS II INCORPORATED

(Name of Registrant as Specified in Its Charter)

Hank Nicodemus, 2727 Allen Parkway, 13th Floor, Houston, TX 77019

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EQUUS II INCORPORATED COMMENTS ON DOW JONES NEWSWIRE STORY

(HOUSTON, Texas – June 22, 2005 –) On June 17, 2005, the Dow Jones Newswire published a story concerning the proposal that Equus II Incorporated (NYSE: EQS) has submitted to its stockholders for consideration at its annual meeting of stockholders to approve the engagement of Moore, Clayton Capital Advisers, Inc. as the investment adviser to the Fund.

Sam P. Douglass, Chairman and Chief Executive Officer of the Fund commented, “Beginning in January 2005, the Board began a process to review strategic alternatives for the Fund as described in the Proxy Statement dated May 27, 2005. The outcome of that process is a recommendation to the Fund’s stockholders to approve Moore, Clayton Capital Advisors, Inc., as the Fund’s investment adviser. In addition, six new directors are being proposed for election to the Fund’s board along with four incumbent directors. Five current directors are not standing for re-election.”

With respect to Moore, Clayton’s commitment to purchase or arrange for the purchase of up to 27.5% of the Fund’s shares if the proposed management agreement is approved, Mr. Douglass added, “The Board viewed Moore, Clayton’s commitment to buy a significant amount of shares in the Fund primarily as a commitment to the Fund’s future performance through a major equity investment in the Fund and not to provide an immediate return to all of the Fund’s stockholders.”

Mr. Douglass continued, “The Board did not set any requirements as to how Moore, Clayton would achieve its ownership position. As indicated in the Proxy Statement, Moore, Clayton may make these purchases through privately arranged transactions with individual stockholders or in the public market at negotiated prices. Any such purchases will be made away from the Fund and may not be offered to all stockholders.”

With respect to the possible purchase of shares from officers and directors, Mr. Douglass added, “In order to adopt the new incentive compensation structure, the Fund may not have any outstanding stock options in accordance with legal requirements. To facilitate the exercise of the existing stock options held by officers and directors, Moore Clayton may buy the shares issued upon exercise of such options. The purchase price paid for any such shares will not exceed the current market price for the shares.”

Mr. Douglass concluded “Karpus Investment Management is the Fund’s largest institutional holder and the Fund is aware that Moore, Clayton has communicated with representatives of Karpus, as would any prudent person wishing to become involved in the management of the Fund, concerning the possibility of Moore, Clayton’s becoming the Fund’s manager. Whether Moore, Clayton purchases the position of any institutional holder such as Karpus in order to fulfill its commitment to the Fund is something that will be negotiated between Moore, Clayton and such institutional holder.”

The Fund – Equus II Incorporated – is a business development company, which seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized privately owned companies. The current portfolio consists of investments in 14 businesses in various industries and two venture capital funds. More information on the Fund and other Equus entities may be obtained from Equus’ website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statement are material.